Wherify Wireless, Inc.
901 Mariners Island Blvd, Suite 300
San Mateo, CA 94404-1592
Tel 650.524.3000
Fax 650.524.3099
www.wherifywireless.com

June 6, 2007

Dear Vince,

The Board of Directors would like to offer you the Chief Executive Officer position of Wherify Wireless, Inc (the “Company”). The CEO employment terms are as follows:

•	CEO role and responsibilities reporting to the Board (the “Executive”);

•	Contract term of four (4) years. Company must provide Executive 90 day written notice if Company plans to not renew the contract;

•	Salary is $200,000 per year;

•	Option Package - 4,000,000. Options vest over 4 years, 1/48th per month. Stock options will be priced at the closing stock price on the date of the grant which is June 6, 2007;

•	Company will provide Executive $2,000 per month for living expenses starting July 1, 2007;

•	Executive will be entitled to all Company benefits including medical, dental, 401K plan, etc;

•
Executive has the option to earn 100% of salary as a bonus annually. Company and Executive will identify 6-8 key milestones for the bonus. These milestones will be agreed to between Company and Executive and documented within 30 days of employment. The Company has full discretion to pay up to 50% of any bonus in registered stock;

•	Executive’s compensation will be reviewed and adjusted annually based on performance;

•
If termination for no cause or good reason, Executive has 1 year severance payable in either (i) a lump sum with no continued benefits or stock vesting or (ii) a 12 month payout of annual salary, benefits, and continued vesting of stock options. All vested options must be exercised within 90 days after termination or resignation;

•	If termination for cause, no severance, no benefits, no continued stock option vesting;

•	Upon change of control, all stock options immediately vest;

•	One (1) seat on the Board.

The target Executive start date is June 4th, 2007.

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The Company and Executive agree that upon execution of signatures below, these terms are legally binding by both parties. In addition, the Company will formally document the legal agreement within the next 5 to 7 business days.

I hereby agree to the above terms and accept the position as CEO of Wherify Wireless, Inc.

Vince Sheeran, Executive	Date

Doug Hajjar, Board Member	Date

Wade Fenn, Board Member,	Date
Chairman Compensation Committee

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